                                                                    EXHIBIT 23.9

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this registration statement of WebMD Corporation in the Post-Effective Amendment No. 1 to Form S-4 filed on Form S-8 of our report dated March 8, 2000 on our audit of the financial statements of The Health Information Network Connection, LLC (a development stage company) as of and for the year ended December 31, 1999 and for the cumulative period from inception (November 12, 1996) to December 31, 1999, which report appears in the Form 8-K/A of CareInsite, Inc. dated March 23, 2000 and in the Form 8-K of WebMD Corporation dated July 27, 2000.


                                                                 /s/ KPMG LLP


Melville, New York
October 2, 2000